Exhibit (10)(18)

1 Station Place, 7th Floor

Stamford, CT, 06902

Telephone: 847-527-6700

Website: www.ResolutionLife.com

SENT VIA FEDERAL EXPRESS

PERSONAL AND CONFIDENTIAL

August 25, 2017

Retention, Separation and Release Agreement

Dear [Executive Officer]:

Resolution Life Holdings, Inc. and its subsidiaries (the “Company”) has decided to end your employment. Pursuant to your Employment Agreement, dated [●] (the “Employment Agreement”) we are providing you with 30 days advance notice of termination. This letter sets forth the terms of the Retention, Separation and Release Agreement (the “Agreement”) that the Company is offering to you. Capitalized terms used but not defined herin shall have the meanings set forth in the Employment Agreement.

1.	Separation. Your last day of work with the Company and your employment termination date will be March 31, 2018 (the “Separation Date”) or such earlier date as decided by the Company.

2.

Accrued Salary/Wages and Vacation/Paid Time Off (PTO).    On the first payroll date following the last day of employment, the Company will pay you all accrued wages, and all accrued and unused vacation/PTO earned through the Separation Date, subject to all required payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.

Separation Pay.    If you sign this Agreement, return it by the deadline specified below, and comply with its terms, the Company will pay you, as outlined in your Employment Agreement, the equivalent of [●], less standard payroll deductions and withholdings. Such amount will be paid in a lump sum within 30 days of the later of the Separation Date or the Effective Date as defined in paragraph 17, except to the extent that paying this amount in a lump sum is not permitted under Section 409A of the Internal Revenue Code (in which case any remaining payments will be made as mutually agreed by you and the Company and consistent with Section 409A).

4.

Retention Pay.    If you sign this Agreement, return it by the deadline specified below, and comply with its terms, the Company will pay you in addition, as retention pay, the equivalent of [●] less standard payroll deductions and withholdings. Such amount will be paid in a lump sum within 30 days of the later of the Separation Date or the Effective Date as defined in paragraph 17, except to the extent that paying this amount in a lump sum is not permitted under Section 409A of the Internal Revenue Code (in which case any remaining payments will be made as mutually agreed by you and the Company and consistent with Section 409A).

5.

2017 Annual Incentive Plan Bonus.    If you sign this Agreement, return it by the deadline specified below, and comply with its terms, you will be eligible to receive 100% of your target annual incentive plan bonus for the calendar year 2017, regardless of actual corporate performance. Such amount assumes your continued level of acceptable individual performance through to the Separation Date.

1 Station Place, 7th Floor

Stamford, CT, 06902

Telephone: 847-527-6700

Website: www.ResolutionLife.com

6.

Termination for Cause.    If you are terminated for cause, as defined in Section [●] of your Employment Agreement or voluntarily resign for reasons other than Good Reason, as defined in Section [●] from the Company at any point before the Separation Date, you will not be eligible for the Retention Pay, Separation Pay, or any other benefits outlined in this Agreement, except those to which you are entitled by law or the provisions of your Employment Agreement.

7.

Health Insurance.    Your group health insurance, if elected, will cease on the last day of the month in which your employment ends. At that time, you will be eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the benefit plan, federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”) law, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication.

8.

COBRA Contribution.  If you sign this Agreement, return it by the deadline specified below, and comply with its terms, the Company will pay you, as additional separation pay, the Company’s current subsidy for your elected Medical, Dental, and/or Vision plans until the earlier of (i) the date you become eligible for other health insurance coverage or (ii) the date that your COBRA benefits expire. This payment is intended to cover a portion of your COBRA costs, but there is no requirement to elect COBRA coverage. Such amount will be reimbursed monthly upon submission of proof to the Company of payment by you of such health insurance costs. This provision supersedes the Health Care Continuation provision in your Employment Agreement.

9.

Tax Matters.    The Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

10.

Other Compensation or Benefits.    You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, benefits, or separation pay after the Separation Date. The Company confirms that you retain any rights and obligations that you may have to the long-term incentive compensation program referred to in Section [●] of your Employment Agreement, and any such rights and obligations shall be as provided in the documentation and award agreements evidencing such incentive compensation program. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date. This includes but is not limited to a 401(k) plan, life insurance, accidental death and dismemberment insurance, long-term and short-term disability insurance.

11.

Expense Reimbursement.    You agree that, on or within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

12.

Return of Company Property.    You acknowledge your obligation to promptly supply to the Company the materials as set forth in Section [●] of your Employment Agreement. If you discover after the Separation Date that you have retained any Company property or proprietary or confidential information, you agree immediately upon discovery to contact the Company and make arrangements for returning the property or information.

1 Station Place, 7th Floor

Stamford, CT, 06902

Telephone: 847-527-6700

Website: www.ResolutionLife.com

13.

Post Employment Restrictions.  You acknowledge your continuing obligations under the Executive Covenants as set forth in Section [●] of your Employment Agreement, which include Unauthorized Disclosure, Non-competition, Non-solicitation, Non-Disparagement, Proprietary Rights and Remedies, your Proprietary Information Agreement as noted in the TriNet Employee Handbook (the “Proprietary Agreement”) and the Confidential Information Policy as noted in the Resolution Life Employee Handbook which prohibits disclosure of any confidential or proprietary information of the Company.

14.	Cooperation. You acknowledge your obligations as set forth in Section [●] of your Employment Agreement to cooperate with the Company and be reasonably available after the Separation Date.

15.

Confidentiality.     The existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement in confidence: (a) to your spouse or partner; (b) to your attorney, accountant, auditor, tax preparer, and financial advisor, provided that such individuals first agree that they will treat such information as strictly confidential and that you agree to be responsible for any disclosure by any such individual as if you had made the disclosure; and (c) as necessary to enforce its terms or as otherwise required by law. You agree not to disclose the terms of this Agreement to any current or former Company employee.

16.

Release of All Claims.  Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company, TriNet HR Corporation and the Company’s and TriNet HR Corporation’s affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parents, subsidiaries, assigns, and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family and Medical Leave Act, as amended (“FMLA”); the federal Worker Adjustment and Retraining Notification Act, as amended (“WARN”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); Connecticut Fair Employment Practices Act (Conn. Gen. Stat. §46a-51 et seq.); Connecticut Equal Pay Laws (Conn. Gen. Stat. §§ 31-75 and 31-76); Connecticut Family and Medical Leave Law (Conn. Gen. Stat. §31-51kk et seq.); Connecticut WARN Law (Conn. Gen. Stat. §31-51n-o); (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair

1 Station Place, 7th Floor

Stamford, CT, 06902

Telephone: 847-527-6700

Website: www.ResolutionLife.com

dealing, including claims arising out of an employment agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on your behalf arising out of or related to your employment with and/or separation from the Company.

17.

ADEA Waiver.    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have up to forty-five (45) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement. Purusant to the Older Workers Benefit Protection Act, you are advised that all of the employees in the relevant organizational unit (senior management of the Company) have been selected for termination.

18.

No Actions or Claims.    You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

19.

Waiver.    In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Released Parties.

1 Station Place, 7th Floor

Stamford, CT, 06902

Telephone: 847-527-6700

Website: www.ResolutionLife.com

20.

Employment Rights.    You hereby waive any and all rights to employment or re-employment with the Company or any successor or affiliated organization (“Related Entity”). You agree that the Company and the Related Entities have no obligation, contractual or otherwise, to employ or re-employ you, now or in the future, either directly or indirectly, on a full-time, part-time, or temporary basis, including, but not limited to, utilizing your services as a temporary employee, worker, or contractor through any temporary service providers, vendors, or agencies.

21.

Acknowledgements and Representations.    You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan.

22.	Medical Bills, Liens, and Other Potential Rights for Reimbursement
(a)

Responsibility for Satisfaction of All Liens.    You represent and warrant that all bills, costs, or liens resulting from or arising out of any injuries and claims are your responsibility to pay. You agree to assume responsibility for satisfaction of any and all demands for payment, claims or liens of any kinds that arise from or are related to payments made or services provided to you or on your behalf. You agree to assume responsibility for all expenses, costs, or fees incurred by you related to your alleged injuries and claims including without limitation, all Medicare conditional payments, subrogation claims, liens, or other rights to payment, relating to medical treatment or lost wages that have been or may be asserted by any health care provider, insurer, governmental entity, employer, or other person or entity. Further, you and your attorney (if any) will indemnify, defend and hold Released Parties harmless from any and all damages, claims, and rights to payment, including any attorneys’ fees, brought by any person, entity, or governmental agency to recover any of these amounts. If any governmental entity, or anyone acting on behalf of any governmental entity, seeks damages including multiple damages from Released Parties relating to payment by such governmental entity, or anyone acting on behalf of such governmental entity, relating to your alleged injuries and claims, you will defend and indemnify Released Parties and hold Released Parties harmless from any and all such damages, claims, liens, Medicare conditional payments, and rights to payment, including any attorneys’ fees sought by such entities.

(b)

Good Faith Resolution.    This settlement is based upon a good faith determination of you and the Company to resolve any potential claims. You and the Company have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. Section 1395y (b). You and the Company have made every effort to adequately protect Medicare’s interest and incorporate such in the settlement terms.

(c)	Representation that Employee is Not a Medicare Beneficiary. You and your counsel (if any) warrant that you are not a Medicare beneficiary as of the date of this Agreement.

1 Station Place, 7th Floor

Stamford, CT, 06902

Telephone: 847-527-6700

Website: www.ResolutionLife.com

(d)

Representation that No Medicare Conditional Payments Exist.    You and your counsel (if any) further represent and warrant that you are aware of no Medicare conditional payments that have been made on your behalf.

23.

Miscellaneous.    This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. Without limiting the generality of the foregoing, the economic entitlements in this Agreement fully satisfy the post-termination obligations of the Company under the Employment Agreement. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Connecticut.

If this Agreement is acceptable to you, please sign below and return the original to me no later than October 8, 2017. You agree that, at the close of business on the Separation Date, if you have previously signed this document you will re-affirm the release given above by signing and delivering the letter attached as Exhibit A to the Company.

Sincerely,

[Signatory]

Resolution Life Holdings, Inc.

Agreed:	By:
[Executive Officer]		[Signatory]
Resolution Life Holdings, Inc.

Date:
Date:

1 Station Place, 7th Floor

Stamford, CT, 06902

Telephone: 847-527-6700

Website: www.ResolutionLife.com

Exhibit A

To:    Resolution Life

Ladies and Gentlemen:

Reference is made to that certain retention, separation and release agreement dated August 25, 2017, previously entered into between you and me.

As provided in the retention, separation and release agreement, I hereby restate and again provide you with the releases given by me in the retention, separation and release agreement, including those set forth in paragraph 16, effective as of the date hereof.

Sincerely,

[Executive Officer]

Dated: